Exhibit 99.1

          CYPRESS BIOSCIENCE, INC. ANNOUNCES FIRST QUARTER 2006 RESULTS

    SAN DIEGO, May 10 /PRNewswire-FirstCall/ -- Cypress Bioscience, Inc. (Nasdaq: CYPB) today announced its financial results for the first quarter of 2006. For the quarter ended March 31, 2006, the Company reported a net loss of approximately $3.5 million or $0.11 per share basic and diluted compared to a net loss of approximately $1.7 million or $0.06 per share basic and diluted for the corresponding period in 2005. The adoption of Financial Accounting Standards Board Statement 123R "Share-Based Payment" (FAS 123R) resulted in non-cash operating expenses of approximately $1.2 million for the first quarter of 2006 or approximately $0.04 effect on EPS. At March 31, 2006, the Company had cash, cash equivalents and investments totaling $107.4 million.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20040108/LAPHOTO1LOGO )

    The Company reported revenues of $1.2 million for the quarter ended
March 31, 2006 compared to $3.2 million for the quarter ended March 31, 2005. The decrease in revenues during the first quarter of 2006 is primarily due to a decrease in sponsored development reimbursements during 2006 as a result of the completion of the first Phase III trial during the second half of 2005 and full enrollment for the extension trial to our first Phase III trial during the second quarter of 2005. The revenues recognized during 2006 and 2005 consist solely of amounts earned pursuant to the Company's collaboration agreement with Forest Laboratories for the development and marketing of milnacipran, which was entered into during January 2004. Such revenues include the recognition of the upfront payment of $25.0 million on a straight-line basis over a period of 8 years, sponsored development reimbursements and funding received from Forest Laboratories during 2006 for certain of our employees devoted to the development of milnacipran.

    Total operating expenses for the quarter ended March 31, 2006 were $5.8 million compared to $5.5 million for the quarter ended March 31, 2005. The increase in operating expenses for the quarter ended March 31, 2006 was primarily due to the recognition of share-based compensation expense for employee stock options in connection with the adoption of FAS 123R during the first quarter of 2006 compared to the recognition of a $1.4 million compensation benefit related to variable stock options during the first quarter of 2005. The increase in operating expenses during the first quarter of 2006 attributable to these non-cash charges was partially offset by a decrease in costs incurred during the first quarter of 2006 in connection with the first Phase III clinical trial, which was completed during the second half of 2005, and the extension trial to our first Phase III trial, which achieved full enrollment during the second quarter of 2005, and a license fee of $1.5 million paid during the first quarter of 2005 in connection with our sleep apnea program.

    About Cypress Bioscience, Inc.

    Cypress is committed to be the innovator and leader in providing products that improve the treatment of Functional Somatic Syndromes, including Fibromyalgia Syndrome (FMS), and other central nervous system conditions, such as Obstructive Sleep Apnea (OSA). Cypress' strategy involves acquiring/in-licensing undervalued central nervous system active compounds and developing them for new indications.

    In August 2001, Cypress licensed from Pierre Fabre Medicament its first product for clinical development, milnacipran. The license agreement provides Cypress with an exclusive license to develop and sell any products with the compound milnacipran as an active ingredient for any indication in the United States and Canada. On January 9, 2004, Cypress entered into a collaboration agreement with Forest Laboratories for the development and marketing of milnacipran. The top-line results from the first Phase III trial evaluating milnacipran as a potential treatment for FMS were announced in September 2005. Although the results did not achieve statistical significance at the p<0.05 level, Cypress believes the preliminary results support continuation of the development program for milnacipran, which includes an ongoing second Phase III study, that was commenced in October 2004, and an additional third Phase III study, that was initiated in the first quarter of 2006.

    In 2005 Cypress entered into three licensing transactions for its second clinical development program -- OSA. Specifically, Cypress has licensed mirtazapine related patents from Organon, and patents from two other parties that provide the opportunity to combine mirtazapine with a second approved agent to both potentially augment efficacy and improve tolerability. Pilot studies evaluating various potential therapeutic agents as treatments for OSA are ongoing.

    We are continuing to evaluate other various potential strategic transactions, including the potential acquisitions of products, technologies and companies, and other alternatives.

    For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

    This press release, as well as Cypress' SEC filings and web site at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements about the potential of milnacipran to treat FMS and other related Functional Somatic Syndromes, our OSA program and any new potential strategic transaction. Actual results could vary materially from those described as a result of a number of factors, including those set forth in Cypress Annual Report on Form 10-K, the most recent Form 10-Q and any subsequent SEC filings. In addition, there is the risk that because we did not achieve statistical significance on our primary endpoints for the first Phase III clinical trial evaluating milnacipran for FMS, that the FDA may not accept the first completed Phase III trial as one of the two pivotal trials required for NDA approval even if we do decide to submit it as such; that upon further analysis of our first Phase III clinical trial, that we and Forest may elect not to continue development of milnacipran; that the results from our second and/or third Phase III clinical trial may not achieve statistical significance, and that we may not be able to protect our milnacipran related patents and proprietary technology. Further, there is a risk that we may not be able to realize or successfully develop a product for OSA, and that mirtazapine may not be an effective treatment for OSA; that mirtazapine alone or in combination with any other compound may not be safe and effective in patients with OSA; that our intellectual property position for our OSA program may not be useful or defensible; that we may encounter regulatory or other difficulties in developing a product for OSA, especially in light of the fact that a combination drug may be selected for development; and that we may not be successful in identifying, acquiring, licensing and developing any additional product candidates or technologies or integrating any new companies. Cypress undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this press release, except as required by law.

                            CYPRESS BIOSCIENCE, INC.
                            Condensed Financial Data
                      (In thousands except per share data)

Statement of Operations Data:

                                                            Quarters ended
                                                               March 31,
                                                     ----------------------------
                                                         2006            2005
                                                     ------------    ------------
                                                              (unaudited)
Revenues under collaborative agreement               $      1,216    $      3,211

Operating expenses:
  Research and development                                  3,608           5,480
  General and administrative                                2,158           1,423
  Compensation benefit - variable stock options                --          (1,392)
Total operating expenses                                    5,766           5,511

Other income, net                                           1,017             551

Net loss                                             $     (3,533)   $     (1,749)

Net loss per share - basic and diluted               $      (0.11)   $      (0.06)

Shares used in computing net loss
 per share - basic and diluted                             32,018          30,392

Balance Sheet Data:

                                                       March 31,     December 31,
                                                         2006            2005
                                                     ------------    ------------
                                                      (unaudited)
Assets
  Cash, cash equivalents and short-term investments  $    107,409    $    109,613
  Other current assets                                      1,070           1,097
  Other non-current assets                                     82              82
    Total assets                                     $    108,561    $    110,792

Liabilities and Stockholders' Equity
  Current liabilities                                $      5,840    $      5,174
  Long-term liabilities                                    14,860          15,643
  Stockholders' equity                                     87,861          89,975
    Total liabilities and
     stockholders' equity                            $    108,561    $    110,792

SOURCE  Cypress Bioscience, Inc.
    -0-                             05/10/2006
    /CONTACT: Sabrina Martucci Johnson, Chief Financial Officer and Executive Vice President, or Mary Gieson, Investor Relations, both of Cypress Bioscience, Inc., +1-858-452-2323/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20040108/LAPHOTO1LOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.cypressbio.com /
    (CYPB)